Exhibit 5.1

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020-1089
United States

大成 Salans FMC SNR Denton McKenna Long
dentons.com

December 30, 2016

MYnd Analytics, Inc.

26522 La Alameda, Suite 290

Mission Viejo, CA 92691

Re:	MYnd Analytics, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to MYnd Analytics, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), in connection with the Company’s Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale by the selling stockholders identified therein of up to 1,630,906 shares (the "Shares") of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

We are delivering this opinion to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined and are familiar with (i) the Company’s amended and restated certificate of incorporation, as amended, (ii) the Company’s by-laws, as amended, (iii) the Registration Statement, (v) corporate proceedings of the Company supplied to us, and (vi) such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that, in accordance with the resolutions adopted by the Company’s Board of Directors, or a committee thereof, the Shares are duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the United States of America and Delaware corporate law (which includes the Delaware General Corporation Law and applicable provisions of the Delaware constitution, as well as reported judicial opinions interpreting same), and we do not purport to express any opinion on the laws of any other jurisdiction.

MYnd Analytics, Inc. December 30, 2016 Page 2	Salans FMC SNR Denton dentons.com

We hereby consent to the use of our opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the prospectus comprising a part of the Registration Statement and any amendment thereto.  In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dentons US LLP